Exhibit 99.1

News Release 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date: May 6, 2005

Contact:          Rick Fox, Inland Communications, Inc.
                       (630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

INLAND WESTERN BUYS ITS FIRST TWO NEW YORK PROPERTIES

Oak Brook, Ill. - Inland Western Retail Real Estate Trust, Inc. recently purchased two properties in New York: Coram Plaza in Coram, N.Y. (on Long Island) and Fairgrounds Plaza in Middletown, N.Y. (about 60 miles northwest of New York City).

Inland Western purchased Coram Plaza, a 144,181-square-foot grocery-anchored community shopping center, for $37.7 million. The center is located at 264 Middle County Road in Coram.

"This is a great property in the middle of Long Island," said Joe Cosenza, president of Inland Real Estate Acquisitions, Inc., who handled the negotiations in both transactions. "The proximity to New York City, and the quality of the tenants, attracted us to this property."

Coram Plaza is anchored by a 66,194-square-foot Stop & Shop supermarket. Other major tenants include Family Dollar, Firestone/Bridgestone, Subway, Blockbuster, Dunkin' Donuts and H&R Block.

Inland Western also purchased Fairgrounds Plaza, a grocery-anchored shopping center, for $21.99 million. A portion of the center's 98,021 square feet was still under construction at the time of the transaction. Inland Western plans to buy the remaining 31,767 square feet after construction is completed. The center is located at 330 Route 211 East in Middletown. Fairgrounds Plaza is anchored by a 59,970-square-foot Super Stop & Shop supermarket.

The seller in both transactions, Lou Ceruzzi, represented himself in negotiations. He was provided legal counsel by Art Hooper. Inland Western was represented by Cosenza and provided legal representation by Charles Benvenuto.

These are Inland Western's first purchases in New York. The company, which is less than two years old, owns and manages more than 25 million square feet of commercial real estate.

Inland Western is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. With more than 30 years of experience specializing in acquisition, auctions, commercial real estate brokerage, investment, property management, land development and mortgage lending, Inland is one of the nation's largest commercial real estate companies. Inland's national headquarters is in Oak Brook, Ill.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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